UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

Commission File Number: 000-50768

ACADIA Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	061376651
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300, San Diego, California 92130

(Address of principal executive offices)

858-558-2871

(Registrant’s Telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We are filing this Current Report on Form 8-K/A solely to correct a typographical error under Item 5.02(e) of our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2015 (the “Original Form 8-K”).

The Original Form 8-K incorrectly stated in the third paragraph under Item 5.02(e) that Uli Hacksell, Ph.D., our former President and Chief Executive Officer and current consultant, was awarded a cash bonus in the amount of $348,000. The actual cash bonus amount awarded to Dr. Hacksell was $208,800.

In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, as amended, the complete text of Item 5.02(e) of the Original Form 8-K as amended by this Current Report on Form 8-K/A is set forth below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 20, 2015, our board of directors approved a retention bonus agreement with Stephen R. Davis, our interim Chief Executive Officer, providing for the payment of cash compensation to Mr. Davis in the amount of $100,000, payable upon the earlier of (i) September 21, 2015 or (ii) our termination of Mr. Davis’ employment without cause. The cash payment will not be payable in the event Mr. Davis’ resigns or is terminated for cause prior to September 21, 2015.

The foregoing description of the retention agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Also on March 20, 2015, our board of directors approved a cash bonus for Uli Hacksell, Ph.D., our former President and Chief Executive Officer and current consultant, in the amount of $208,800, based upon an assessment of performance goals achieved during 2014 and Dr. Hacksell’s previously established target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2015	ACADIA Pharmaceuticals Inc.

	By:	/s/ Glenn F. Baity
	Name:	Glenn F. Baity
	Title:	EVP, General Counsel & Secretary